                                                                    EXHIBIT 99.1

                CLEAR CHANNEL REPORTS THIRD QUARTER 2003 RESULTS

SAN ANTONIO, TEXAS NOVEMBER 4, 2003...Clear Channel Communications, Inc. (NYSE:
CCU) today reported results for its third quarter ended September 30, 2003.

The Company's reported revenues of $2.54 billion for the third quarter increased 9 percent over 2002 revenues of $2.34 billion. Clear Channel reported net earnings of $636.0 million or $1.03 per diluted share for the third quarter of 2003. This compares to net earnings of $212.5 million or $0.34 per diluted share in 2002.

The Company's third quarter 2003 net earnings included approximately $686 million of pre-tax gains, $0.66 per diluted share after tax, related to the Company's investment in Univision Communications, Inc. (see detailed discussion below) and the sale of an investment in American Tower Corporation. These gains were offset by the impairment of certain investments totaling $15 million pre-tax, $0.01 per diluted share after tax. Excluding these items, net earnings would have been $236.8 million or $0.38 per diluted share.

During the Company's third quarter 2002 there was an impairment charge on a media investment offset by gains on the sale of a radio license and the early extinguishment of debt. The effect of these items on the third quarter 2002 earnings per diluted share was less than a penny. Excluding these items from both years, earnings per share would have increased 12 percent in the third quarter 2003 as compared to the third quarter 2002.

EBITDA As Adjusted (defined as revenue less divisional operating expenses and corporate expenses and referred to as EBITDA - see reconciliation to net income at the end of this release) increased 7 percent over the third quarter of 2002, to $657.8 million.

On a pro forma basis, third quarter 2003 revenues of $2.49 billion increased 6 percent when compared with last year's revenues of $2.36 billion. Pro forma EBITDA increased 5 percent to $649.0 million from $616.3 million for 2002. Pro forma revenues, divisional operating expenses and EBITDA include adjustments to the prior period (2002) for all acquisitions for the same time frame as actually owned in the current period (2003), include an adjustment for foreign exchange to present current period results in constant dollars, and exclude results from divestitures from both 2002 and 2003 results. See reconciliation of pro forma information at the end of this release.

By presenting EBITDA, pro forma revenues and pro forma EBITDA, Clear Channel intends to provide investors a better understanding of the core operating results and underlying trends to measure past performance as well as prospects for the future. Clear Channel evaluates operating performance based on several measures, including EBITDA, as Clear Channel believes it is an important measure of the operational strength of its businesses.

For the nine months ended September 30, 2003, cash flow from operating activities was $1,338.7 million, cash flow provided from investing activities was $59.3 million, and cash flow used in financing activities was $1,356.7 million for a net increase in cash of $41.3 million. Free cash flow (defined as EBITDA, less interest expense, taxes, non-revenue producing capital expenditures and excluding current taxes on gain (loss) on sale of assets - see reconciliation to cash flow from operating activities at the end of this release) increased 14 percent to $475.6 million for the third quarter of 2003. Clear Channel considers free cash flow to be an important measure of a company's ability to provide value to shareholders. By presenting free cash flow, Clear Channel intends to provide investors a better understanding of the Company's ability to pay a dividend, pay down debt, make acquisitions and invest in its businesses.

Lowry Mays, Chairman and Chief Executive Officer of Clear Channel said, "Our third quarter results reflect our focus on serving the needs of our communities, the strength of our out-of-home media strategy and our ability to execute in a challenging environment. We are especially pleased with the performance of each of our divisions this quarter and are very well positioned for the future."

Mark Mays, President and Chief Operating Officer commented, "Our third quarter results demonstrate our ability to generate significant free cash flow on a consistent basis. Looking ahead, we expect 2004 to be an especially promising year as we expect the full growth potential of Clear Channel will be realized in an improving economic environment. By continuing to serve the needs of our communities, employing the best people and providing the highest quality products and services to our customers, we are in an excellent position to increase shareholder value over the long-term."

OPERATING RESULTS
(IN $000S)

Below are the consolidated reported and pro forma results for the third quarter of 2003 versus 2002.

         REVENUE                                                   3rd Quarter
                            ---------------------------------------------------------------------------------------------
                                              Reported                                       Pro forma (a)
                            --------------------------------------------     --------------------------------------------
                                2003            2002         % Change            2003            2002          % Change
                            ------------    ------------    ------------     ------------    ------------    ------------
        Radio               $    963,635    $    964,123               0%    $    963,635    $    964,170               0%
        Outdoor                  540,089         478,188              13%         507,188         484,949               5%
        Entertainment            936,213         789,793              19%         913,641         802,233              14%
        Other                    139,238         143,844              (3)%        139,238         142,330              (2)%
        Eliminations             (35,029)        (35,523)             (1)%        (35,029)        (35,523)             (1)%
                            ------------     ------------                    ------------    ------------
        Consolidated        $  2,544,146    $  2,340,425               9%    $  2,488,673    $  2,358,159               6%

       EBITDA                                                  3rd Quarter
                            ---------------------------------------------------------------------------------------------
                                             Reported                                       Pro forma (a)
                            --------------------------------------------     --------------------------------------------
                                2003           2002          % Change           2003            2002           % Change
                            ------------    ------------    ------------     ------------    ------------    ------------
       Radio                $    427,140    $    417,990               2%    $    427,140    $    418,311               2%
       Outdoor                   149,085         131,470              13%         144,409         133,741               8%
       Entertainment              96,811          78,846              23%          92,732          78,421              18%
       Other                      28,781          31,748              (9)%         28,781          30,234              (5)%
       Corporate                 (44,050)        (44,385)             (1)%        (44,050)        (44,385)             (1)%
                            ------------    ------------                     ------------    ------------
       Consolidated         $    657,767    $    615,669               7%    $    649,012    $    616,322               5%

(a) Includes adjustments to the prior period (2002) for all acquisitions for the same time frame as actually owned in the current period (2003). Divestitures are excluded from both 2002 and 2003. The 2003 pro forma include an adjustment for foreign exchange to present results in constant dollars.

RADIO BROADCASTING

Revenue was flat on both a reported and pro forma basis for the three months ended September 30, 2003, compared to the same period of 2002. In general, revenue performance from the Company's top 50 markets outpaced the smaller markets during 2003 as compared to 2002. Revenue from Clear Channel's top 50 markets was up $11.8 million or 2 percent during the three months ended September 30, 2003, as compared to the same period of 2002. The strongest contributors were New York, San Francisco, Cincinnati, Cleveland and Sacramento.

National advertising was up in the high single digits on a percentage basis during 2003 as compared to 2002, which benefited the Company's top 50 markets. National advertising categories that showed strong growth over the third quarter of 2002 were retail, finance, telecom/utility, travel, auto, and entertainment.

Revenue also received a boost in the third quarter of 2003 from the Company's traffic revenue, which outperformed the third quarter of 2002 by $8.5 million, or 71 percent, on both a reported and pro forma basis.

Clear Channel Radio continued an initiative to focus on the contributions of rush-hour traffic reporting and the ability to sell this service to other media within each market.

Offsetting these advances in revenue were declines from the Company's small markets outside the top 50 of $6.8 million or 2.5 percent during the three months ended September 30, 2003, as compared to the same period of 2002. Local advertising primarily drives these markets, and it has remained sluggish throughout most of 2003. The Company also saw declines in revenue streams from sports broadcasting rights that the Company did not renew such as those for the L.A. Dodgers and Atlanta Falcons.

Divisional operating expenses declined on both a reported and pro forma basis during the three months ended September 2003 as compared to the same period of 2002. The decline was driven by declines in bonus, bad debt, and commission expenses. Also, the Company's focus on trimming low margin non-traditional revenue business has helped reduce expenses during 2003. Consistent with their underperformance in revenue relative to the Company's top 50 markets, Clear Channel Radio's smaller markets were the biggest contributor to the decline in divisional operating expenses during 2003. Divisional operating expenses also decreased due to the reduction in sports broadcasting rights. Also contributing to the divisional operating expense decline was a decline in expenses from the Company's national syndication business, which was primarily due to a focus on higher margin programs resulting in a reduction in employees and radio programs.

OUTDOOR ADVERTISING

Reported and pro forma basis revenues were up 13 percent and 5 percent, respectively, for the three months ended September 30, 2003, as compared to the same period of 2002. Domestically, the Company experienced revenue increases for the three months ended September 30, 2003 from its bulletin, shelter, and transit inventory, offset by declines in revenue from its poster inventory. This resulted in pro forma mid single digit revenue growth for the domestic operations. Quarter over quarter, Clear Channel Outdoor's average transit and bulletin rates were up and its average shelter and poster rates were slightly down. Average occupancy on the Company's transit, bulletin and shelter inventory was up and average poster occupancy was down slightly. Strong markets for the third quarter included New York, San Francisco, Los Angeles and Miami.

Internationally, the Company experienced pro forma revenue increases on its street furniture and transit inventories, offset by a slight decline in billboards during the third quarter of 2003 compared to the same period of 2002. This resulted in pro forma mid single digit revenue growth for the international operations. The Company has experienced this trend throughout the year, with transit and street furniture revenues up, and billboard revenues down on a soft billboard market in France and Spain. At the end of the third quarter of 2003 compared to the third quarter of 2002, Clear Channel Outdoor's inventory of street furniture displays was up, with billboard and transit inventory basically flat. Revenue per display during these same periods was up over the entire inventory. Strong markets for the Company's street furniture business were Norway, Australia, Sweden, Spain, France and the United Kingdom.

On a reported basis, roughly half of the increase in revenue and divisional operating expenses for the three months ended September 30, 2003 was caused by foreign currency gains of $32.9 million for revenue and $28.2 million for divisional operating expenses.

The pro forma basis increase in divisional operating expenses for the three months ended September 30, 2003 as compared to the same period of 2002 is related to direct production costs, site lease expenses, bonus and commission expenses associated with the increase in revenue.

LIVE ENTERTAINMENT

Reported and pro forma revenue increased 19 percent and 14 percent, respectively, for the three months ended September 30, 2003, as compared to the same period of 2002. Increased attendance, concessions and sponsorship revenues drove the increase. Average attendance was up in the third quarter at the Company's amphitheater events. The number of amphitheater events was down in the third quarter of 2003 as compared to the same period of 2002. Clear Channel Entertainment presented more theater weeks in the third quarter of 2003 compared to third quarter of 2002, including the Mamma Mia tour. Significant music acts during the third quarter of 2003 included Aerosmith/KISS and John Mayer/Counting Crows.

Additionally, reported basis revenue and divisional operating expenses increased for the three months ended September 30, 2003, as compared to the same period of 2002, due to foreign currency gains of $20.1 million for revenue and $18.5 million for divisional operating expenses.

The pro forma and reported basis increase in divisional operating expenses for the three months ended September 30, 2003, as compared to the same period of 2002, is related to increased operating and talent costs associated with the increase in revenue.

HISPANIC/UNIVISION TRANSACTION

Prior to the merger of Hispanic Broadcasting Corporation with Univision, Clear Channel owned 26 percent of Hispanic shares and accounted for its investment under the equity method of accounting. After the merger, Clear Channel accounts for its investment under the cost method of accounting, as it now owns less than 20 percent of Univision. Upon the closing of the merger on September 22, 2003, and the exchange of Hispanic Broadcasting shares for Univision shares, Clear Channel's investment in Univision was recorded at fair value with the resulting non-cash gain being recorded in Gain on Marketable Securities.

Subsequently, on September 23, 2003, the Company sold 8.25 million shares of Univision for proceeds of $281.7 million. Also during the third quarter 2003, Clear Channel sold its remaining un-hedged investment in American Tower Corporation for proceeds of $46.0 million.

The merger between Hispanic and Univision, the subsequent sale of Univision shares and the sale of the investment in American Tower Corporation resulted in a net gain of $686 million included in Gain on Marketable Securities and taxes of $119.7 million included in Current Income Taxes. Clear Channel's free cash flow for the third quarter 2003 excludes both the proceeds and the current taxes related to these transactions.

FREE CASH FLOW
(IN $000S)

                                                   Three Months Ended September 30     Inc./(Dec) %
                                                   -------------------------------     ------------
                                                       2003               2002
                                                   ------------       ------------
EBITDA                                             $    657,767       $    615,669
Interest Expense                                        (98,192)          (107,935)
Current Tax Benefit (Expense) (1)                      (159,051)           (36,735)
Non-Revenue Producing Capital Expenditures              (44,614)           (52,407)
Current Taxes on Gain (Loss) on Sale of
Assets (2)                                              119,691                 --
                                                   ------------       ------------
  Total Free Cash Flow (1)                         $    475,601       $    418,592            14%

(1) The 2002 free cash flow and current tax expense reflects adjustments for non-routine tax items of ($11,414).

(2) Current taxes on gain (loss) on sale of assets relate to sales of investments in Univision and American Tower. Proceeds from these sales are not included in free cash flow; consequently, the current tax expense has been excluded as well.


                                                Nine Months Ended September 30       Inc./(Dec) %
                                                ------------------------------       ------------
                                                    2003             2002
                                                ------------     ------------
EBITDA                                          $  1,666,241     $  1,613,016
Interest Expense                                    (294,455)        (326,652)
Current Tax Benefit (Expense) (3)                   (199,377)        (135,193)
Non-Revenue Producing Capital Expenditures          (110,082)        (176,519)
Current Taxes on Gain (Loss) on Sale of
Assets (4)                                           119,691               --
                                                ------------     ------------
  Total Free Cash Flow (3)                      $  1,182,018     $    974,652            21%

(3) The 2002 free cash flow and current tax expense reflects adjustments for non-routine tax items of $95,886.

(4) Current taxes on gain (loss) on sale of assets relate to sales of investments in Univision and American Tower. Proceeds from these sales are not included in free cash flow; consequently, the current tax expense has been excluded as well.

SELECTED BALANCE SHEET INFORMATION

         (In $000s)                                                               Sept. 30,       June 30,
                                                                                     2003           2003
                                                                                 ------------   ------------
         Cash                                                                    $    211,434   $    195,628
         Total Current Assets                                                    $  2,269,270   $  2,316,376
         Net Property, Plant and Equipment                                       $  4,192,549   $  4,225,088
         Total Assets                                                            $ 28,165,376   $ 27,978,582
         Current Liabilities (excluding current portion of long-term debt)       $  1,924,190   $  1,914,073
         Long-Term Debt (including current portion of long-term debt)            $  7,327,863   $  7,973,901
         Shareholders' Equity                                                    $ 15,250,530   $ 14,673,389


CAPITAL EXPENDITURES
(IN $000S)

Capital expenditures for the third quarter were:

                                               September 30,   September 30,
                                                    2003           2002
                                               -------------   -------------
         Recurring                             $      18,885   $      19,507
         Non-recurring projects                       25,729          32,900
         Revenue producing                            46,277          56,214
                                               -------------   -------------
             Total capital expenditures        $      90,891   $     108,621

The Company defines recurring capital expenditures as those expenditures that are required each year. Non-recurring projects are expenditures arising primarily from the integration of newly acquired entities. Revenue producing is discretionary capital investment for new revenue streams.

LIQUIDITY AND FINANCIAL POSITION

At September 30, 2003, Clear Channel had long-term debt of:

(In $Millions)

Bank Credit Facilities                                        $   732.3
Public Notes                                                    6,395.1
Other Debt                                                        200.5
                                                              ---------
         Total                                                $ 7,327.9

Leverage, defined as debt*, net of cash, divided by the trailing 12-month pro forma EBITDA**, was 3.2x at September 30, 2003.

Randall Mays, Chief Financial Officer for the Company, said, "During this past quarter, we were once again able to strengthen our balance sheet by utilizing our free cash flow and proceeds from sales of investments to decrease our total debt by $646 million and improved our leverage ratio to 3.2x. In spite of a tough economic environment, we still increased our free cash flow 14 percent for the third quarter and 21 percent for the nine months of 2003. I am pleased with our overall financial position as we near the end of 2003."

During the third quarter of 2003, approximately $737 million of 7.25% Senior Notes was redeemed at maturity on September 15, 2003. The Company utilized capacity under its bank facilities in order to fund this maturity. Also during the third quarter, Clear Channel announced the early redemption of the 7.875% Senior Notes due 2005. The 7.875% Senior Notes were redeemed pursuant to call provisions in the indentures on October 6, 2003. The Company utilized capacity under its bank facilities for this redemption.

As of November 4, 2003, Clear Channel has approximately $1.2 billion available on its three domestic bank credit facilities. The Company does not have any public debt maturing during the remainder of 2003 or 2004. For future maturities or redemptions of debt, the Company intends to utilize the existing capacity under its bank facilities and other available funds. Redemptions or repurchases will occur through open market purchases, privately negotiated transactions, or other means.

Footnotes:

         * As defined by Clear Channel's credit facilities, debt is long-term debt of $7,327.9 million plus letters of credit of $121.4 million; guarantees of third party debt of $75.1 million; net original issue discount/premium of $2.6 million; deferred purchase consideration of $22.9 million included in other long-term liabilities; and less fair value of interest rate swaps of $101.5 million and purchase accounting premiums of $17.5 million.

         ** As defined by Clear Channel's credit facilities, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

BUSINESS OUTLOOK

The Company believes that, based on the current economic and advertising environment, EBITDA for the fourth quarter 2003 will increase in the low single digits versus the fourth quarter of 2002 on a reported basis and will be flat to slightly up on a pro forma basis. This fourth quarter outlook represents full year 2003 EBITDA growth in the low single digits on both a reported and a pro forma basis and would result in full-year free cash flow growth in the high teens to low-twenties.

CONFERENCE CALL

Clear Channel's third-quarter 2003 earnings conference call will be held on November 4th at 9:00 a.m. Eastern Time. The dial-in number is 1-800-946-0742 and the pass code is 137573. Please call 10 minutes prior to the beginning of the call to ensure that you are connected before the start of the presentation. The teleconference will also be available via a live audio cast on the Company's website, located at http://www.clearchannel.com. A replay of the call will be available at 11:00 a.m. Eastern Time and will be accessible for 72 hours after the conference call. The replay number is 1-888-203-1112 and the pass code 137573. The audio cast will also be archived on the Company's website and will be available beginning 24 hours after the call for a period of one week.

RECONCILIATION OF EBITDA TO NET INCOME
(In $000s)                                                           Three Months Ended Sept. 30
                                                                   ------------------------------
                                                                       2003              2002
                                                                   -------------    -------------
EBITDA                                                             $     657,767    $     615,669
Less:
   Noncash compensation expense                                              880              936
   Depreciation and amortization                                         165,882          160,503
                                                                   -------------    -------------
      Operating Income                                             $     491,005    $     454,230
   Less: Interest Expense                                                 98,192          107,935
   Plus (Less): Gain on marketable securities                            675,027          (16,009)
   Plus: Equity in earnings of nonconsolidated affiliates                  2,957            5,906
   Plus (Less): Other income - net                                        (1,840)          20,974
                                                                   -------------    -------------
      Income before income taxes                                   $   1,068,957    $     357,166
   Income tax expense                                                    432,928          144,652
                                                                   -------------    -------------
      Net Income                                                   $     636,029    $     212,514

RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FCF
(In $000s)                                                              Three Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Net cash provided by operating activities                              $    394,998      $    403,997

         Changes in operating assets and liabilities                          5,561            81,523
         Non-revenue producing capital expenditures                         (44,614)          (52,407)
         Non-routine deferred tax items                                          --           (11,414)
         Current taxes on gain (loss) on sale of assets                     119,691                --
         Other                                                                  (35)           (3,107)
                                                                       ------------      ------------
Free cash flow                                                         $    475,601      $    418,592

RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FCF
(In $000s)                                                               Nine Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Net cash provided by operating activities                              $  1,338,736      $  1,253,830

Changes in operating assets and liabilities                                (171,426)         (182,283)

         Non-revenue producing capital expenditures                        (110,082)         (176,519)
         Non-routine deferred tax items                                          --            95,886
         Current taxes on gain (loss) on sale of assets                     119,691                --
         Other                                                                5,099           (16,262)
                                                                       ------------      ------------
Free cash flow                                                         $  1,182,018      $    974,652

RECONCILIATION OF REPORTED BASIS TO PRO FORMA BASIS

CONSOLIDATED
RECONCILIATION OF REPORTED BASIS TO PRO FORMA BASIS
(In $000s)                                                              Three Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Reported Revenue                                                       $  2,544,146      $  2,340,425
  Acquisitions                                                                   --            27,209
  Divestitures                                                               (2,466)           (9,475)
  Foreign Exchange adjustments                                              (53,007)               --
                                                                       ------------      ------------
Pro Forma Revenue                                                      $  2,488,673      $  2,358,159

Reported Divisional Operating Expenses                                 $  1,842,329      $  1,680,371
  Acquisitions                                                                   --            24,138
  Divestitures                                                                   23            (7,057)
  Foreign Exchange adjustments                                              (46,741)               --
                                                                       ------------      ------------
Pro Forma Divisional Operating Expenses                                $  1,795,611      $  1,697,452

Reported Corporate Expense                                             $     44,050      $     44,385
  Acquisitions                                                                   --                --
  Divestitures                                                                   --                --
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma Corporate Expense                                            $     44,050      $     44,385

Reported EBITDA                                                        $    657,767      $    615,669
  Acquisitions                                                                   --             3,071
  Divestitures                                                               (2,489)           (2,418)
  Foreign Exchange adjustments                                               (6,266)               --
                                                                       ------------      ------------
Pro Forma EBITDA                                                       $    649,012      $    616,322

RADIO
RECONCILIATION OF REPORTED BASIS TO PRO FORMA BASIS
(In $000s)                                                              Three Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Reported Revenue                                                       $    963,635      $    964,123
  Acquisitions                                                                   --               939
  Divestitures                                                                   --              (892)
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma Revenue                                                      $    963,635      $    964,170

Reported Divisional Operating Expenses                                 $    536,495      $    546,133
  Acquisitions                                                                   --               944
  Divestitures                                                                   --            (1,218)
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma Divisional Operating Expenses                                $    536,495      $    545,859

Reported EBITDA                                                        $    427,140      $    417,990
  Acquisitions                                                                   --                (5)
  Divestitures                                                                   --               326
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma EBITDA                                                       $    427,140      $    418,311

OUTDOOR
RECONCILIATION OF REPORTED BASIS TO PRO FORMA BASIS
(In $000s)                                                              Three Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Reported Revenue                                                       $    540,089      $    478,188
  Acquisitions                                                                   --             9,813
  Divestitures                                                                   --            (3,052)
  Foreign Exchange adjustments                                              (32,901)               --
                                                                       ------------      ------------
Pro Forma Revenue                                                      $    507,188      $    484,949

Reported Divisional Operating Expenses                                 $    391,004      $    346,718
  Acquisitions                                                                   --             8,236
  Divestitures                                                                   --            (3,746)
  Foreign Exchange adjustments                                              (28,225)               --
                                                                       ------------      ------------
Pro Forma Divisional Operating Expenses                                $    362,779      $    351,208

Reported EBITDA                                                        $    149,085      $    131,470
  Acquisitions                                                                   --             1,577
  Divestitures                                                                   --               694
  Foreign Exchange adjustments                                               (4,676)               --
                                                                       ------------      ------------
Pro Forma EBITDA                                                       $    144,409      $    133,741

LIVE ENTERTAINMENT
RECONCILIATION OF REPORTED BASIS TO PRO FORMA BASIS
(In $000s)                                                              Three Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Reported Revenue                                                       $    936,213      $    789,793
  Acquisitions                                                                   --            16,457
  Divestitures                                                               (4,017)           (2,466)
  Foreign Exchange adjustments                                              (20,106)               --
                                                                       ------------      ------------
Pro Forma Revenue                                                      $    913,641      $    802,233

Reported Divisional Operating Expenses                                 $    839,402      $    710,947
  Acquisitions                                                                   --            14,958
  Divestitures                                                                   23            (2,093)
  Foreign Exchange adjustments                                              (18,516)               --
                                                                       ------------      ------------
Pro Forma Divisional Operating Expenses                                $    820,909      $    723,812

Reported EBITDA                                                        $     96,811      $     78,846
  Acquisitions                                                                   --             1,499
  Divestitures                                                               (2,489)           (1,924)
  Foreign Exchange adjustments                                               (1,590)               --
                                                                       ------------      ------------
Pro Forma EBITDA                                                       $     92,732      $     78,421

OTHER (INCLUDES THE TELEVISION, MEDIA REPRESENTATION AND SPORTS
REPRESENTATION BUSINESSES)
RECONCILIATION OF REPORTED BASIS TO PRO FORMA BASIS
(In $000s)                                                              Three Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Reported Revenue                                                       $    139,238      $    143,844
  Acquisitions                                                                   --                --
  Divestitures                                                                   --            (1,514)
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma Revenue                                                      $    139,238      $    142,330

Reported Divisional Operating Expenses                                 $    110,457      $    112,096
  Acquisitions                                                                   --                --
  Divestitures                                                                   --                --
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma Divisional Operating Expenses                                $    110,457      $    112,096

Reported EBITDA                                                        $     28,781      $     31,748
  Acquisitions                                                                   --                --
  Divestitures                                                                   --            (1,514)
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma EBITDA                                                       $     28,781      $     30,234

ELIMINATIONS
RECONCILIATION OF REPORTED BASIS TO PRO FORMA BASIS
(In $000s)                                                              Three Months Ended Sept. 30
                                                                       ------------------------------
                                                                           2003              2002
                                                                       ------------      ------------
Reported Revenue                                                       $    (35,029)     $    (35,523)
  Acquisitions                                                                   --                --
  Divestitures                                                                   --                --
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma Revenue                                                      $    (35,029)     $    (35,523)

Reported Divisional Operating Expenses                                 $    (35,029)     $    (35,523)
  Acquisitions                                                                   --                --
  Divestitures                                                                   --                --
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma Divisional Operating Expenses                                $    (35,029)     $    (35,523)

Reported EBITDA                                                                  --                --
  Acquisitions                                                                   --                --
  Divestitures                                                                   --                --
  Foreign Exchange adjustments                                                   --                --
                                                                       ------------      ------------
Pro Forma EBITDA                                                                 --                --

ABOUT CLEAR CHANNEL WORLDWIDE

Visit our website at http://www.clearchannel.com.

Clear Channel Worldwide, headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising and entertainment industries with radio and television stations, outdoor advertising displays, and live entertainment productions and venues throughout the United States and in 65 countries around the world.

For further information contact:
Investors - Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or Media - Lisa Dollinger, Senior Vice President of Corporate Communications, (210) 832-3474 or visit our web-site at http://www.clearchannel.com.

THE NUMBERS CONTAINED WITHIN THIS RELEASE ARE UNAUDITED. CERTAIN STATEMENTS IN THIS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE WORDS OR PHRASES "GUIDANCE," "EXPECT," "ANTICIPATE," "ESTIMATES" AND "FORECAST" AND SIMILAR WORDS OR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION, ANY STATEMENTS THAT REFER TO EXPECTATIONS OR OTHER CHARACTERIZATIONS OF FUTURE EVENTS OR CIRCUMSTANCES ARE FORWARD-LOOKING STATEMENTS. VARIOUS RISKS THAT COULD CAUSE FUTURE RESULTS TO DIFFER FROM THOSE EXPRESSED BY THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS RELEASE INCLUDE, BUT ARE NOT LIMITED
TO: CHANGES IN ECONOMIC CONDITIONS IN THE U.S. AND IN OTHER COUNTRIES IN WHICH CLEAR CHANNEL CURRENTLY DOES BUSINESS (BOTH GENERAL AND RELATIVE TO THE ADVERTISING AND ENTERTAINMENT INDUSTRIES); FLUCTUATIONS IN INTEREST RATES; CHANGES IN INDUSTRY CONDITIONS; CHANGES IN OPERATING PERFORMANCE; SHIFTS IN POPULATION AND OTHER DEMOGRAPHICS; CHANGES IN THE LEVEL OF COMPETITION FOR ADVERTISING DOLLARS; FLUCTUATIONS IN OPERATING COSTS; TECHNOLOGICAL CHANGES AND INNOVATIONS; CHANGES IN LABOR CONDITIONS; CHANGES IN GOVERNMENTAL REGULATIONS AND POLICIES AND ACTIONS OF REGULATORY BODIES; FLUCTUATIONS IN EXCHANGE RATES AND CURRENCY VALUES; CHANGES IN TAX RATES; CHANGES IN CAPITAL EXPENDITURE REQUIREMENTS AND ACCESS TO CAPITAL MARKETS. OTHER KEY RISKS ARE DESCRIBED IN THE CLEAR CHANNEL COMMUNICATIONS' REPORTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. EXCEPT AS OTHERWISE STATED IN THIS NEWS ANNOUNCEMENT, CLEAR CHANNEL COMMUNICATIONS DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS BECAUSE OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                              FINANCIAL HIGHLIGHTS
               CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                                    UNAUDITED
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                       ------------------------------
                                                                                                %
                                                           2003              2002             CHANGE
                                                       ------------      ------------      ------------

REVENUE                                                $  2,544,146      $  2,340,425                 9%
Divisional operating expenses                             1,842,329         1,680,371
                                                       ------------      ------------
Operating cash flow                                         701,817           660,054                 6%
Corporate expenses                                           44,050            44,385
                                                       ------------      ------------
EBITDA AS ADJUSTED (1)                                      657,767           615,669                 7%

Non-cash compensation expense                                   880               936
Depreciation and amortization                               165,882           160,503
Interest expense                                             98,192           107,935
Gain (loss) on marketable securities                        675,027           (16,009)
Equity in earnings of nonconsolidated affiliates              2,957             5,906
Other income (expense) - net                                 (1,840)           20,974
                                                       ------------      ------------
Income before income taxes and cumulative
      effect of a change in accounting principle          1,068,957           357,166

Income tax (expense) benefit:
      Current                                              (159,051)          (25,321)
      Deferred                                             (273,877)         (119,331)
                                                       ------------      ------------

NET INCOME                                             $    636,029      $    212,514               199%
                                                       ============      ============

Net income per share:
      BASIC                                            $       1.03      $       0.35
                                                       ============      ============

      DILUTED (2)                                      $       1.03      $       0.34
                                                       ============      ============


Free Cash Flow (3)                                     $    475,601      $    418,592                14%


Weighted Average Shares Outstanding - Diluted               618,312           630,846


(1)      Defined as operating cash flow less corporate expenses.

(2) Diluted net income for the three months ended September 30, 2003 and 2002 is $636,029 and $216,534, respectively.

(3) Defined as EBITDA as adjusted less interest expense, tax expense and non-revenue producing capital expenditures excluding current taxes on gain (loss) on sale of assets.